As filed with the U.S. Securities and Exchange Commission on September 8, 2025

Registration No. 333-287479

Registration No. 333-272007

Registration No. 333-267044

Registration No. 333-196899

Registration No. 333-190680

Registration No. 333-171523

Registration No. 333-167066

Registration No. 333-149803

Registration No. 333-144044

Registration No. 333-121515

Registration No. 333-33120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-8 Registration Statement No. 333-287479

Form S-8 Registration Statement No. 333-272007

Form S-8 Registration Statement No. 333-267044

Form S-8 Registration Statement No. 333-196899

Form S-8 Registration Statement No. 333-190680

Form S-8 Registration Statement No. 333-171523

Form S-8 Registration Statement No. 333-167066

Form S-8 Registration Statement No. 333-149803

Form S-8 Registration Statement No. 333-144044

Form S-8 Registration Statement No. 333-121515

Form S-8 Registration Statement No. 333-33120

UNDER

THE SECURITIES ACT OF 1933

Foot Locker, Inc.

(Exact name of registrant as specified in its charter)

New York	13-3513936
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

330 West 34th Street
New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

Foot Locker 401(k) Plan

Foot Locker Puerto Rico 1165(e) Plan

Foot Locker 2007 Stock Incentive Plan (Amended and Restated as of March 22, 2023, and as further amended effective as of May 21, 2025)

Restricted Stock Unit Inducement Award Agreement

Performance Stock Unit Inducement Award Agreement (Transformation Award)

Nonstatutory Stock Option Inducement Award Agreement (Annual Award)

Restricted Stock Unit Inducement Award Agreement (Annual Award)

Performance Stock Unit Inducement Award Agreement (Annual Award)

(Granted as Employment Inducement Awards Outside of a Plan)

2023 Foot Locker Employee Stock Purchase Plan

2013 Foot Locker Employees Stock Purchase Plan

(Full title of the plan)

Erin Conway

Vice President, Deputy General Counsel and Corporate Secretary

Foot Locker, Inc.

330 West 34th Street

New York, New York 10001

(Name and address of agent for service)

(212) 720-3700

(Telephone number, including area code, of agent for service)

With copies to:

David C. Karp

Brandon C. Price

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Foot Locker, Inc., a New York corporation (the “Registrant” or “Foot Locker”), is filing with the U.S. Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (the “Post-Effective Amendments”) to remove from registration any and all securities previously registered under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), including all shares of common stock, par value $0.01 per share, of the Registrant (the “Shares”):

•	Registration Statement on Form S-8 (Registration No. 333-287479), filed by the Registrant with the SEC on May 21, 2025, relating to the registration of 4,300,000 Shares issuable under the Foot Locker 2007 Stock Incentive Plan (Amended and Restated as of March 22, 2023, and as further amended effective as of May 21, 2025);
•	Registration Statement on Form S-8 (Registration No. 333-272007), filed by the Registrant with the SEC on May 17, 2023, relating to the registration of (i) 10,300,000 Shares issuable under the Foot Locker 2007 Stock Incentive Plan (Amended and Restated as of March 22, 2023) and (ii) 3,000,000 Shares pursuant to the 2023 Foot Locker Employee Stock Purchase Plan;
•	Registration Statement on Form S-8 (Registration No. 333-267044), filed by the Registrant with the SEC on August 24, 2022, relating to the registration of 850,000 Shares issuable upon (i) the vesting and settlement of restricted stock units, in accordance with the terms of the Restricted Stock Unit Inducement Award Agreement, by and between the Registrant and Mary N. Dillon, (ii) the vesting and settlement of performance stock units, in accordance with the terms of the Performance Stock Unit Inducement Award Agreement (Transformation Award), by and between the Registrant and Ms. Dillon, (iii) the vesting and exercise of nonstatutory stock options, in accordance with the terms of the Nonstatutory Stock Option Inducement Award Agreement (Annual Award), by and between the Registrant and Ms. Dillon, (iv) the vesting and settlement of restricted stock units, in accordance with the Restricted Stock Unit Inducement Award Agreement (Annual Award), by and between the Registrant and Ms. Dillon, and (v) the vesting and settlement of performance stock units, in accordance with the Performance Stock Unit Inducement Award Agreement (Annual Award), by and between the Registrant and Ms. Dillon;
•	Registration Statement on Form S-8 (Registration No. 333-196899), filed by the Registrant with the SEC on June 19, 2014, relating to the registration of 12,282,641 Shares issuable under the Foot Locker 2007 Stock Incentive Plan, Amended and Restated as of May 21, 2014;
•	Registration Statement on Form S-8 (Registration No. 333-190680), filed by the Registrant with the SEC on August 16, 2013, relating to the registration of 3,000,000 Shares issuable under the 2013 Foot Locker Employees Stock Purchase Plan;
•	Registration Statement on Form S-8 (Registration No. 333-171523), filed by the Registrant with the SEC on January 3, 2011, relating to the registration of 750,000 Shares issuable under the Foot Locker 401(k) Plan;
•	Registration Statement on Form S-8 (Registration No. 333-167066), filed by the Registrant with the SEC on May 25, 2010, relating to the registration of 11,009,276 Shares issuable under the Foot Locker 2007 Stock Incentive Plan, As Amended and Restated;
•	Registration Statement on Form S-8 (Registration No. 333-149803), filed by the Registrant with the SEC on March 19, 2008, relating to the registration of 750,000 Shares issuable under the Foot Locker 401(k) Plan;

•	Registration Statement on Form S-8 (Registration No. 333-144044), filed by the Registrant with the SEC on June 26, 2007, relating to the registration of 6,000,000 Shares issuable under the Foot Locker 2007 Stock Incentive Plan;
•	Registration Statement on Form S-8 (Registration No. 333-121515), filed by the Registrant with the SEC on December 21, 2004, relating to the registration of 50,000 Shares issuable under the Foot Locker Puerto Rico 1165(e) Plan; and
•	Registration Statement on Form S-8 (Registration No. 333-33120), filed by the Registrant with the SEC on March 23, 2000, relating to the registration of 750,000 Shares issuable under the Foot Locker 401(k) Plan.

On September 8, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 15, 2025 (the “Merger Agreement”), by and among the Registrant, DICK’S Sporting Goods, Inc., a Delaware corporation (“DICK’S Sporting Goods”) and RJS Sub LLC, a New York limited liability company and a wholly owned subsidiary of DICK’S Sporting Goods (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving as a wholly owned subsidiary of DICK’S Sporting Goods.

As a result of the Merger, the Registrant has terminated any and all of the offerings and sales of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby removes from registration, by means of these Post-Effective Amendments, all such securities registered under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 8th day of September, 2025.

FOOT LOCKER, INC.

By:	/s/ Erin Conway
Name:	Erin Conway
Title:	Vice President, Deputy General Counsel and Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.